Exhibit 99.1

FOR:	NUTRACEUTICAL INTERNATIONAL CORPORATION

CONTACT:	Leslie M. Brown, Jr.
Senior Vice President, Finance
and Chief Financial Officer
(435) 655-6106

NUTRACEUTICAL REPORTS Q2 RESULTS

PARK CITY, Utah, Apr 26/PRNewswire-First Call/—Nutraceutical International Corporation (NASDAQ:  NUTR) today reported results for the fiscal 2007 second quarter ended March 31, 2007.  Net sales for the fiscal 2007 second quarter were $42.1 million compared to $41.0 million for the same quarter of fiscal 2006.  For the second quarter, net income was $4.2 million, or $0.37 diluted earnings per share, compared to net income of $5.0 million ($4.3 million excluding a $0.7 million gain from a building sale), or $0.43 diluted earnings per share ($0.37 excluding $0.06 per share from a building sale), for the same quarter of fiscal 2006.

Net sales for the six months ended March 31, 2007 were $78.0 million compared to $77.7 million for the same period in fiscal 2006.  For the six months ended March 31, 2007, net income was $7.5 million, or $0.67 diluted earnings per share, compared to $8.5 million ($7.8 million excluding a $0.7 million gain from a building sale), or $0.73 ($0.67 excluding $0.06 per share from a building sale), for the same period of fiscal 2006.

Operating cash flow for the six months ended March 31, 2007 was approximately $10.1 million compared to $5.1 million for the same period of fiscal 2006.  This operating cash flow, combined with net borrowings of $14.5 million, was used to invest approximately $4.2 million in property and equipment and approximately $20.1 million in acquisitions of branded natural product businesses.

Bill Gay, chairman and chief executive officer, commented, “We are pleased to report our highest revenue quarter in company history, which reflects the positive contributions of the four acquisitions completed during the first and second quarters of fiscal 2007.  We have dedicated significant resources to the integration of these businesses and are pleased with our progress to date.  We believe these acquisitions complement our ongoing effort to respond to consumer preferences within the healthy foods channel and strengthen our portfolio of brands.  We expect that the potential long-term sales and expense synergies of these acquired brands will take time to realize as our integration efforts continue.”

Mr. Gay continued, “During the second quarter, net sales of some SKUs of branded products to certain customers were less than expected, caused in part by the relatively flat and competitive industry growth rates for supplements in health and natural food stores.  In addition, we believe that some proposed customer consolidation in the healthy foods channel has had some impact on our business during this fiscal year. In the long run, however, we believe this customer consolidation will have a positive impact for the industry and our business.  We remain committed to our business model and believe that our ability to execute on current and future acquisitions will enable us to maintain strong profit margins and create long-term value for our stakeholders, including our customers, employees and investors.”

ABOUT NUTRACEUTICAL

We are an integrated manufacturer, marketer, distributor and retailer of branded nutritional supplements and other natural products sold primarily to and through domestic health and natural food stores.  Internationally, we market and distribute branded nutritional supplements and other natural products to and through health and natural product distributors and retailers.  Our core business strategy is to acquire, integrate and operate, from beginning to end, the manufacturing, marketing and distribution of branded nutritional supplement businesses in the natural products industry.  We believe that the consolidation and integration of these acquired businesses provides ongoing financial synergies through increased scale and market penetration, as well as strengthened customer relationships.

We sell branded nutritional supplements and other natural products under the trademarks Solaray®, KAL®, Nature’s Life®, Natural Balance®, NaturalMax®, VegLife®, Premier One®, Pioneer®, CompliMed®, Sunny Green®, Zand®, Natra-Bio®, bioAllers®, Herbs for KidsTM, Natural Sport®, Supplement Training Systems™, FunFresh Foods™, ActiPet®, Action Labs®, Thompson®, Montana Big Sky™, Body Gold®, Healthway®, Living Flower Essences®, Life-flo®, Larénim®, AllVia™, Sayge Biosciences™, Monarch Nutritional Laboratories™ and Great Basin Botanicals™.  Under the name Woodland Publishing™, we publish, print and market a line of books and booklets to, among others, book distributors, national retail bookstores and health and natural food stores.  We also distribute branded products of certain third parties.

We own neighborhood natural food markets, which operate under the trade names The Real Food Company ™, Thom’s Natural Foods™ and Cornucopia Community Market™.  We also own health food stores, which operate under the trade names Arizona Health Foods™, Fresh Vitamins™, Granola’s™ and Pilgrim’s Natureway™.

                We manufacture and/or distribute one of the broadest branded product lines in the industry with over 3,000 SKUs, including over 650 SKUs sold internationally.  We believe that as a result of our emphasis on innovation, quality, loyalty, education and customer service, our brands are widely recognized in health and natural food stores and among their customers.

This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to our future plans, objectives, expectations, intentions and financial performance and the assumptions that underlie these statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this Press Release. Important factors that may cause our results to differ from these forward-looking statements include, but are not limited to, government regulations,  product liability claims and litigation, insurance coverage issues, a decrease in or slowing of the growth rate of the vitamin, mineral and supplement market, the success of the healthy foods channel, consumer perception of safety and quality of our products and similar products, competition, intellectual property rights of other parties, the loss of key personnel, disruptions from acquisitions, issues with obtaining raw materials of adequate quality or quantity, problems with information management systems, manufacturing efficiencies and operations, litigation generally, the volatility of the stock market generally and of our stock specifically, a general lack of adequate industry analyst coverage, and other factors indicated from time to time in our SEC reports, copies of which are available upon request from our investor relations group or which may be obtained at the SEC’s website (www.sec.gov).

© 2007 Nutraceutical Corporation.  All rights reserved.

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NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited; dollars in thousands)

	March 31,	September 30,
	2007	2006
Assets
Current assets, net	$48,029	$44,437
Property, plant and equipment, net	35,482	32,669
Goodwill	33,231	18,366
Other non-current assets, net	14,425	12,488
	$131,167	$107,960

Liabilities and Stockholders’ Equity
Current liabilities	$15,557	$14,494
Long-term liabilities	17,191	2,684
Stockholders’ equity	98,419	90,782
	$131,167	$107,960

NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; dollars in thousands, except per share data)

	Three months ended March 31,		Six months ended March 31,
	2007	2006	2007	2006
Net sales	$42,104	$41,025	$77,952	$77,729
Cost of sales	18,980	19,272	35,304	36,832
Gross profit	23,124	21,753	42,648	40,897
Operating expenses
Selling, general and administrative	16,036	14,485	29,958	27,931
Amortization of intangible assets	63	94	109	188
Income from operations	7,025	7,174	12,581	12,778
Interest and other (income)/expense, net	318	(1,020)	462	(1,031)
Income before provision for income taxes	6,707	8,194	12,119	13,809
Provision for income taxes	2,548	3,154	4,605	5,316

Net income	$4,159	$5,040	$7,514	$8,493

Net income per common share
Basic	$0.38	$0.44	$0.68	$0.74
Diluted	0.37	0.43	0.67	0.73

Weighted average common shares outstanding
Basic	11,018,748	11,407,900	11,017,342	11,439,865
Diluted	11,240,665	11,593,603	11,226,460	11,615,039

NUTRACEUTICAL INTERNATIONAL CORPORATION

EBITDA SCHEDULE

(unaudited; dollars in thousands)

	Three months ended March 31,		Six months ended March 31,
	2007	2006	2007	2006

Net income	$4,159	$5,040	$7,514	$8,493
Provision for income taxes	2,548	3,154	4,605	5,316
Interest and other (income)/expense, net (1)	318	(1,020)	462	(1,031)
Depreciation and amortization	1,164	1,197	2,265	2,338

EBITDA	$8,189	$8,371	$14,846	$15,116

(1)          Includes amortization of deferred financing fees and losses associated with fixed asset disposals. The three and six months ended March 31, 2006 also include a gain of $1,105 on the sale of a building, which gain is excluded in determining EBITDA.